Exhibit 5.01

June 22, 2011

Power-Save Energy Company
Attn:  Michael Forster
3940-7 Broad Street, #200
San Luis Obispo, CA 93401

Re:           Registration Statement on Form S-8

Dear Mr. Forster:

We have acted as special counsel to Power-Save Energy Company, a Utah corporation (the “Company”), in connection with its preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 10,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), of the Company issuable under the Company’s 2011 Equity Incentive Plan (the “Plan”).

In rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement; the Articles of Incorporation of the Company, as amended; the Bylaws of the Company; the Plan; and such corporate records, certificates of public officials and other documentation as we have deemed necessary or appropriate.  We have assumed, without independent investigation, the genuineness of all signatures and the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced, or conformed copies.  As to certain matters of fact, both expressed and implied, we have relied upon representations, statements or certificates of officers of the Company.

Based upon the above, and subject to the stated assumptions, we are of the opinion that, when issued in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion set forth herein is limited to the corporation law of the State of Utah and to the extent that judicial and regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations for governmental authorities are relevant, to those required under such law.  We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any references to this firm in any prospectus contained therein.  In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Shares. We assume no obligation to advise you of facts, circumstances, events or developments which may hereafter be brought to our attention and which may alter, affect, or modify the opinions expressed herein.

Very truly yours,
/s/ CARRILLO, HUETTEL & ZOUVAS, LLP CARRILLO, HUETTEL & ZOUVAS, LLP

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